UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 10, 2018

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Urban Center Drive Birmingham, Alabama 35242
(Address of principal executive offices and zip code)
(205) 298-3000
Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section
13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of John R. McPherson
On July 10, 2018, Vulcan Materials Company (the "Company") announced that John R. McPherson is stepping down as Chief Financial Officer of the Company, effective August 31, 2018.  Mr. McPherson will remain Executive Vice President, Chief Strategy Officer of the Company until December 31, 2018, at which time his employment with the Company will terminate.
Mr. McPherson and the Company entered into a letter agreement setting forth the terms of Mr. McPherson's departure.  The letter agreement provides that Mr. McPherson will be eligible for an annual bonus for 2018, payable in an amount determined based on actual performance, will be eligible for continued vesting of his stock-only stock appreciation rights through February 2019 and may continue to exercise his stock-only stock appreciation rights that are vested as of December 31, 2018 or that vest in February 2019 for the full remaining term of the awards.  If Mr. McPherson's employment were terminated without cause or for good reason prior to December 31, 2018, he would remain eligible for the compensation and benefits described in the preceding sentence as well as continued vesting through December 31, 2018 of the performance stock unit award granted to him in 2015.
In consideration for the promises and payments made by the Company under the separation agreement, Mr. McPherson has agreed to a general release of claims in favor of the Company and its affiliates.  Mr. McPherson has also agreed to covenants concerning confidentiality, nondisparagement, and, for two years following his termination of employment, noncompetition and nonsolicitation of customers and employees.
The foregoing summary description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Appointment of Suzanne H. Wood as Senior Vice President, Chief Financial Officer
On July 10, 2018, the Company announced that the board of directors of the Company had unanimously approved the appointment of Suzanne H. Wood, age 58, as Senior Vice President, Chief Financial Officer of the Company, effective September 1, 2018.
From 2012 to 2018, Ms. Wood was Group Finance Director and Chief Financial Officer of Ashtead Group plc, a FTSE 50 international equipment rental company serving the construction industry and other markets.  Prior to becoming Chief Financial Officer of Ashtead, Ms. Wood was Executive Vice President and Chief Financial Officer of Sunbelt Rentals, Inc., the North American subsidiary of Ashtead Group plc.  A certified public accountant, Ms. Wood also previously held Chief Financial Officer positions at Tultex Corporation and Oakwood Homes Corporation.  She currently serves on the board of directors and audit committee of RELX Group, a FTSE 50 global professional information and analytics company.  Ms. Wood is a graduate of Virginia Polytechnic Institute and State University.
In connection with Ms. Wood's appointment as Senior Vice President, Chief Financial Officer, the Company and Ms. Wood executed an offer letter setting forth the terms of her employment with the Company, which provides for an annual base salary of $650,000, a target short-term incentive opportunity of 85% of annual base salary and a target long-term incentive award opportunity of 215% of annual base salary.  In addition, effective as of her start date, Ms. Wood will receive an award of 3,500 restricted stock units of the Company, which will vest on the third anniversary of her start date, subject to her continued employment.  Ms. Wood will be entitled to participate in the health and welfare benefits offered to similarly situated employees of the Company and, effective as of her start date, she will become a party to a change of control employment agreement consistent with that applicable to the Company's other named executive officers.
The foregoing summary description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is included as Exhibit 10.2 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.  The following Exhibits are filed herewith as part of this report:
Exhibit	Description

10.1	Separation Agreement, dated as of July 7, 2018, by and between John R. McPherson and Vulcan Materials Company.
10.2	Offer Letter, dated as of June 19, 2018, by and between Suzanne H. Wood and Vulcan Materials Company.
99.1	Press Release dated as of July 10, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VULCAN MATERIALS COMPANY

Date: July 10, 2018	By:	/s/ Jerry F. Perkins Jr.
Name: Jerry F. Perkins Jr.
Title: General Counsel and Secretary